                                                                   EXHIBIT 12.1

                CLARK REFINING & MARKETING, INC. AND SUBSIDIARY

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (DOLLARS IN THOUSANDS)

                                                                         NINE MONTHS ENDED SEPTEMBER
                                  YEAR ENDED DECEMBER 31,                            30,
                         ---------------------------------------------  -------------------------------
                          1992     1993     1994      1995      1996      1996      1997
                         -------  -------  -------  --------  --------  --------  --------
Earnings Available for
 Fixed Charges
  Pretax earnings from
   continuing
   operations........... $ 2,949  $   855  $27,806  $(41,200) $(52,441) $(38,584) $ 68,026
  Fixed charges.........  50,511   43,205   44,690    50,827    54,956    41,217    41,810
  Capitalized interest..  (5,108)  (2,776)  (2,409)   (1,404)   (1,033)     (754)     (972)
  Other (a).............     182      197     (468)   (1,413)     (136)     (139)     (103)
                         -------  -------  -------  --------  --------  --------  --------
                         $48,534  $41,481  $69,619  $  6,810  $  1,346  $  1,740  $108,761
                         =======  =======  =======  ========  ========  ========  ========
Fixed Charges
  Gross interest expense
   (b).................. $49,277  $42,072  $42,157  $ 47,394  $ 49,455  $ 37,128  $ 37,566
  Interest factor
   attributable to rent
   expense..............   1,234    1,133    2,533     3,433     5,501     4,089     4,244
                         -------  -------  -------  --------  --------  --------  --------
                         $50,511  $43,205  $44,690  $ 50,827  $ 54,956  $ 41,217  $ 41,810
                         =======  =======  =======  ========  ========  ========  ========
Ratio of Earnings to
 Fixed Charges..........    0.96x    0.96x    1.56x     0.13x     0.02x     0.04x     2.60x

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(a) Represents adjustments to recognize only distributed earnings for less than 50% owned companies accounted for under the equity method.
(b) Represents interest expense on long-term and short-term debt and amortization of debt discount and debt issue costs.